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                                                                 EXHIBIT 10.21


                          HASTINGS ENTERTAINMENT, INC.
                                STOCK GRANT PLAN
                             FOR OUTSIDE DIRECTORS

         1. PURPOSE. The purpose of this Stock Grant Plan for Outside Directors (the "Plan") is to enable Hastings Entertainment, Inc. ("Hastings") to attract and retain persons of outstanding competence to serve on its Board of Directors and strengthen the link between the Directors and Hastings stockholders by paying such persons a portion of their compensation in Hastings common stock (the "Award").

         2. DEFINITIONS.

         (a) The terms "Outside Directors" or "Participant" mean a member of the Board of Directors of Hastings who is not an employee within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") of Hastings or any of its subsidiaries. A Director of Hastings which is also an employee of Hastings or any of its subsidiaries shall become eligible to participate in the Plan and shall be entitled to receive Award hereunder upon the termination of such employment.

         (b) The term "Committee" shall mean the Administrative Committee established pursuant to Section 9 hereof.

         (c) The term "Market Value" shall be the average of the high and low sale price for Hastings common stock on the date in question (or the most recent date prior thereto that sales take place).

         3. ELIGIBILITY. All Outside Directors of Hastings shall be eligible to receive an Award hereunder.

         4. SHARES SUBJECT TO THE PLAN. Subject to adjustment in accordance with Section 8 hereof, the total number of shares of common stock which may be granted under the Program is 5,000 (the "Shares"). The Shares shall be either previously authorized and unissued or treasury shares.

         5. STOCK GRANT AWARD.

         (a) Annual Grants. Effective May 1, 1998, each Outside Director shall automatically receive a grant of Company stock with a value of $5,000.00, with such value based upon the offering price of the common stock of Hastings in its initial public offering. Outside Directors who are elected or appointed to the Board of Directors after such date shall automatically receive a grant of stock with a Market Value of $5,000.00 on the date of each such director's initial election or appointment to the Board of Directors. (The initial grant to an Outside Director is defined as the "Initial Grant"). Subject to the provisions hereof, on May 1st of each and every year after the Initial Grant, each Outside Director shall automatically receive an additional grant of common stock of the Company with a Market Value of $5,000.00 ("Annual Grant"). Initial Grants and Annual Grants are referred to as "Grants."
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         (b) Effectiveness. All shares granted shall be fully vested without restrictions.

         (c) Service as a Director. In the event that an Outside Director is subject to re-election in a year but does not intend to stand for re-election in such year, he shall not receive an Annual Grant for such year.

         6. PAYMENT OF TAXES. If required to do so by applicable law, Participants shall pay to Hastings, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any Shares granted hereunder.

         7. LIMITATION AS TO DIRECTORSHIP. Neither the Plan nor the granting of any Award hereunder nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a Participant has a right to continue as a Director for any period of time.

         8. RECAPITALIZATIONS. If as a result of stock dividend, stock split, recapitalization (or other adjustment in the stated capital of Hastings), or as the result of a merger, consolidation, or other reorganization, the common stock of Hastings is increased, reduced, or otherwise changed, the aggregate number of Shares shall be appropriately adjusted.

         9. ADMINISTRATIVE COMMITTEE. The Committee shall have full power an authority to construe and administer the Plan. Any action taken under the provisions of the Plan by the Committee arising out of or in connection with the administration, construction, or effect of the Plan or any rules adopted thereunder shall, in each case, lie within the discretion of the Committee and shall be conclusive and binding upon Hastings and upon all Participants, and all persons claiming under or through any of them. The Committee shall have as members the Chief Executive Officer of Hastings and two other officers of Hastings designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee shall be the Senior Vice President and the Chief Financial Officer of Hastings.

         10. EFFECTIVE DATE. The Plan shall be effective as of February 15,
1998.

         11. AMENDMENT. The Plan may be amended or repealed by the Board of Directors of Hastings, provided that any such action shall not adversely affect any Participant's rights under the Plan with respect to Award which were made prior to such action. In no event shall the provisions of the Plan be amended more than once every six months, other to comport with changes in the Internal Revenue Code of 1986, as amended, ERISA, or the rules thereunder.

         12. EXPENSES OF THE PLAN. All costs and expenses of the adoption and administration of the Plan shall be borne by Hastings and none of such expenses shall be charged to any Participant.

         13. COMPLIANCE WITH RULE 16b-3. It is the intention of Hastings that the Plan comply in all respects with Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1933 (the



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"Exchange Act") and that Participants remain disinterested persons
("disinterested persons") for purposes of administering other employee benefit plans of Hastings and having such other plans be exempt from Section 16(b) of the Exchange Act. Accordingly, if any Plan provision is later found to not be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan Participants from remaining disinterested persons, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.